INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of this 2nd day of December, 2019 by and between GoodHaven Capital Management, LLC, a Delaware limited liability company (the “Adviser”) and The GoodHaven Funds Trust, a Delaware statutory trust (the “Trust”), regarding each series of the Trust (each a “Fund” and collectively, the “Funds”).
WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Trust currently consists of one Fund as set forth on Schedule A, a copy of which is attached hereto, as may be amended from time to time to reflect additional Funds that may be authorized by the Board of Trustees of the Trust;
WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor; and
WHEREAS, each of the Board of Trustees of the Trust and the shareholders of the Fund has approved this Agreement, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
1.    Appointment of Investment Adviser. The Trust desires to employ the Fund’s capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Agreement and Declaration of Trust dated December 31, 2015, as amended from time to time (the “Charter”), and in its Prospectus and Statement of Additional Information (“SAI”) as from time to time in effect (the Prospectus and the SAI being defined as the “Prospectus”), and in the manner and to the extent as may from time to time be approved by the Board of Trustees of the Trust.  The Trust desires to employ and hereby appoints the Adviser to act as investment adviser to the Fund.  The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.
2.    Delivery of Fund Documents. The Trust has furnished the Adviser with copies properly certified or authenticated of each of the following:

(a)	Agreement and Declaration of Trust;
(b)	By-Laws-of the Trust, as amended from time to time;
(c)	Resolutions of the Trustees of the Trust selecting GoodHaven Capital Management, LLC, as Adviser to the Fund and approving the form of this Agreement; and
(d)	Fund’s Prospectus.

The Trust will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

3.     Intellectual Property License. For so long as this Agreement remains effective, the Trust and the Fund shall have a non-transferable, non-exclusive license to use the names “GoodHaven Capital Management”, “GoodHaven”, “GoodHaven Fund” and “goodhavenfunds.com” and the phrase “our money with yours” (collectively, the “Adviser Works”) solely in connection with the Trust and the Fund.  The Adviser may notify the Trust and the Fund of newly-created names or phrases for which it is claiming intellectual property protections, and such names or phrases shall become Adviser Works.  The Trust and the Fund acknowledge that the Adviser Works and any derivatives or combinations thereof are the sole and exclusive property of the Adviser (or the Adviser’s related entities), and the Trust and the Fund agree that they will not contest ownership or validity of the Adviser Works.  The Trust and the Fund will use the Adviser Works according to the Adviser’s trademark standards.  The Adviser makes no representations or warranties in respect of the relative superiority of its rights in the Adviser Works to the rights of any third party in the Adviser Works.  Notwithstanding anything herein to the contrary, the Adviser shall have no liability to the Trust or the Fund for or in respect of any claim by any third party that the Trust or the Fund’s use of the Adviser Works infringes upon or otherwise violates any proprietary or other rights of such third party.  Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Trust and Fund shall cease to use the Adviser Works and any other name connected with the Adviser.
4.     Services Provided by Adviser. Subject to the supervision and direction of the Board of Trustees of the Trust, the Adviser will directly (a) act in strict conformity with the Trust's Charter, the Investment Company Act of 1940, as amended (the "1940 Act") and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), (b) manage the Fund’s portfolio and furnish a continual investment program for the Fund in accordance with the Fund’s investment objective and policies as described in the Fund’s Prospectus, (c) make investment decisions for the Fund, (d) provide the Fund with investment research and statistical data, advice and supervision, data processing and clerical services, (e) provide the Fund with office facilities which may be the Adviser's own offices, (f) determine what securities shall be purchased for the Fund and what securities shall be held or sold by the Fund, (g) review asset allocations and investment policies with the Board of Trustees of the Fund every quarter, (h) vote proxies on behalf of the Fund pursuant to the Fund’s proxy voting policies, and (i) advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Trustees of the Trust and its committees with respect to the foregoing matters and the conduct of the business of the Fund.  In addition, the Adviser will furnish the Trust with whatever statistical information the Board of Trustees of the Trust may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.
The Adviser will keep the Trust informed of developments materially affecting the Fund's portfolio, and will, on its own initiative, furnish the Trust from time to time with whatever information the Adviser believes is appropriate for this purpose.
5.     Allocation of Charges and Expenses. The Adviser will make available, without expense to the Fund, the services of such of its officers, directors and employees as may be duly elected officers or trustees of the Fund, subject to the individual consent of such persons to serve and to any limitations imposed by law.  The Adviser will pay all expenses incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of the Adviser connected with investment and economic research, trading and investment management of the Fund.  The Adviser will not be required to pay any investment advisory related expenses of the Fund other than those specifically allocated to it in this paragraph 5.  In particular, but without limiting the generality of the foregoing, the Fund will be required to pay: brokerage and other expenses of executing portfolio transactions; taxes or governmental fees; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business.
6.     Compensation of the Adviser. In consideration of the services rendered pursuant to this Agreement, the Fund will pay to the Adviser an annual investment advisory fee, paid on a monthly basis, of its respective average daily net assets in accordance with the fees set forth on Schedule A hereto.
In the event of any termination of this Agreement, the fees provided for in this paragraph 6 shall be calculated on the basis of a period ending on the last day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current period as a percentage of the total number of days in such period.

 The Adviser voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement.  Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments.  Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.
7.     Services to Other Accounts. The Trust understands that the Adviser may act as investment adviser to fiduciary and other managed accounts, and the Trust has no objection to the Adviser so acting, provided that whenever the Fund and one or more other accounts advised by the Adviser are prepared to purchase, or desire to sell, the same security, available investments or opportunities for sales will be allocated in a manner believed by the Adviser to be equitable to each entity.  The Trust recognizes that in some cases this procedure may affect adversely the price paid or received by the Fund or the size of the position purchased or sold by the Fund.  In addition, the Trust understands that the persons employed by the Adviser to provide service to the Fund in connection with the performance of the Adviser's duties under this Agreement will not devote their full time to that service.  Moreover, nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any "affiliated person" of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature to other persons or entities, including serving as investment adviser to, or employee, officer, director or trustee of, other investment companies.
8.     Brokerage and Avoidance of Conflicts of Interest. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Adviser nor any of its members, officers or employees will act as a principal or agent or receive any commission with respect to such purchases or sales. The Adviser or its agents shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund's account with brokers or dealers selected by the Adviser.  In the selection of such brokers or dealers and the placing of such orders, the Adviser will use its best efforts to seek for the Fund the most favorable execution and net price available and will consider all factors it deems relevant in making such decisions including, but not limited to, price (including any applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm involved and the firm's risk in positioning a block of securities.
The parties agree that it is in the interests of the Fund that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when brokerage is allocated to other brokers on the basis of the best price and execution.  The Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Fund’s Trustees from time to time.  In selecting brokers or dealers to execute a particular transaction and in evaluating the best price and execution available, the Adviser may consider the brokerage and research services (as such terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Adviser exercises investment discretion.
9.     Adviser’s Liabilities and Indemnification.
 The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in the Fund’s offering materials (including the prospectus, the statement of additional information, advertising and sales materials) relating to (i) the Adviser and its affiliates, (ii) the Fund’s investment strategies and related risks, or (iii) other information, in each case only if supplied by the Adviser for inclusion therein; but the Adviser shall have no liability for information provided by others, including the Administrator or the Trust.
In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.  Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, the Fund or any shareholder of the Fund may have under any federal securities law or state law.
 Except as otherwise provided herein, the Adviser shall only be liable to the Fund for any loss (including brokerage charges) actually incurred by the Fund as a result of any improper investment made by the Adviser in contradiction of the investment restrictions of the Fund as set forth in the Fund’s and Trust’s governing documents, as amended from time to time by the Trustees.  The Adviser will not be liable for consequential or speculative damages relating to any such incurred losses.
Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, directors, members, managers, agents, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) arising out of the Indemnifying Party’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any Loss to which such Indemnified Party would otherwise be subject by reason of such party’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.
 No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the 1940 Act.
10.     Non-Exclusivity; Trading for Adviser’s Own Account. The Trust’s employment of the Adviser is not an exclusive arrangement.  The Adviser may act as investment adviser for any other person or entity, and shall not in any way be limited or restricted from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting; provided, however, that the Adviser expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement; and provided further that the Adviser will adopt a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the 1940 Act and the Advisers Act and has been approved by the Board of Trustees.
11.     Duration and Termination of this Agreement. This Agreement shall remain in force for an initial term of two years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Adviser or of the Fund, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund.  The aforesaid requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.  This Agreement may, on sixty (60) days, written notice, be terminated at any time without the payment of any penalty, by the Board of Trustees of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser.  This Agreement shall automatically terminate in the event of its assignment.  In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person", "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions, as may be granted by the Securities and Exchange Commission by any rule, regulation or order.
12.     Amendment of this Agreement. No provisions of this Agreement may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund and by the Board of Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Adviser or of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

13.     Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:
To the Adviser at:
GoodHaven Capital Management, LLC
374 Millburn Avenue, Suite 306
Millburn, NJ 07041
Attn:  Larry Pitkowsky

To the Trust and the Fund at:
The GoodHaven Funds Trust
374 Millburn Avenue, Suite 306
Millburn, NJ 07041
Attn:  Larry Pitkowsky

with a copy to:
The GoodHaven Funds Trust
374 Millburn Avenue, Suite 306
Millburn, NJ 07041
Attn: Larry Pitkowsky

Blank Rome LLP
1271 Avenue of the Americas
New York, New York 10020
Attn: Thomas R. Westle, Esq.

14.     Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law in a manner not in conflict with the provisions of the 1940 Act.
15.     Miscellaneous. Neither the holders of shares of the Fund nor the Trustees shall be personally liable hereunder.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
16. Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Fund, whereupon this letter shall become a binding contract between the Trust, on behalf of the Fund, and the Adviser.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE GOODHAVEN FUNDS TRUST
By:    /s/Larry Pitkowsky________
Name:    Larry Pitkowsky
Title:    President

GOODHAVEN CAPITAL MANAGEMENT, LLC
By:    /s/Larry Pitkowsky________
Name:    Larry Pitkowsky
Title:    Managing Member

SCHEDULE A

Separate Series of The GoodHaven Funds Trust

NAME OF FUND	ADVISORY FEE (as a percentage of average daily net assets)
GoodHaven Fund	0.90%

Date:  December 2, 2019